Exhibit 99.1

Contact: Steve Badman
FOR IMMEDIATE RELEASE	Tel. 330-994-1371
January 9, 2015	sbadman@consumersbank.com

Consumers Bancorp, Inc. Announces Appointment of New Board Member

Minerva, Ohio—Consumers Bancorp, Inc. (OTCBB: CBKM), the holding company for Consumers National Bank, announced today that its Board of Directors approved the appointment of Richard T. Kiko, Jr. as a director of Consumers Bancorp, Inc. and Consumers National Bank effective January 9, 2015. He has also been appointed to serve on the Asset & Liability and Corporate Governance/Nominating Committees.

Kiko is currently the President and Chairman of the Board of the Coletta Holdings, Inc., the holding company for Russ Kiko Associates auction company and the Richard T. Kiko Agency, which execute over 1,100 auctions per year and many private real estate transactions, and Futuregen LLC, a private finance company. Kiko serves as the Chief Executive Officer of each company.

Kiko is a third generation auctioneer and realtor broker. Kiko is a member of the Ohio Association of Realtors, the National Association of Realtors, and a past director of the Stark County Association of Realtors. He is also a member of the National Association of Auctioneers and currently a director of the Ohio Association of Auctioneers, and many area Chamber of Commerce organizations.

Kiko has many years of experience in the Consumer Package Goods Industry with Proctor & Gamble, KKR & Co. LP.’s Borden Foods, and GE Capital’s Eagle Family Foods, Inc. He has business experience in real estate sales, marketing, logistics, manufacturing, finance and general management.

“Dick’s extensive and diverse business experience combined with his local community involvement makes him an excellent addition to the Consumers Bancorp, Inc. board of directors,” said Laurie McClellan, Chairman of the Board of Consumers Bancorp, Inc. “His dedication to the greater Canton community and local business supports our bank’s community banking philosophy. We are very pleased that Dick has chosen to join our board,” said McClellan.

Kiko is a third generation resident of Canton and a graduate of St. Thomas Aquinas High School and University of Dayton with a Bachelor of Science in Industrial Engineering Technology. He is a member of Grace Church in Akron. He resides in Akron with his wife Maureen.

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Consumers National Bank is an independent community bank that provides a comprehensive line of banking and other investment services to business and personal customers through its main office in Minerva, and branches in Alliance, Carrollton, East Canton, Hanoverton, Hartville, Jackson-Belden, Lisbon, Louisville, Malvern, Salem, and Waynesburg, Ohio. More information about Consumers National Bank can be accessed online at www.ConsumersBank.com. Member FDIC.

Contact: Steve Badman
FOR IMMEDIATE RELEASE	Tel. 330-994-1371
January 9, 2015	sbadman@consumersbank.com

Caption: Richard T. Kiko, Jr. has been appointed director of Consumers Bancorp, Inc. and Consumers National Bank.

Consumers National Bank is an independent community bank that provides a comprehensive line of banking and other investment services to business and personal customers through its main office in Minerva, and branches in Alliance, Carrollton, East Canton, Hanoverton, Hartville, Jackson-Belden, Lisbon, Louisville, Malvern, Salem, and Waynesburg, Ohio. More information about Consumers National Bank can be accessed online at www.ConsumersBank.com. Member FDIC.